Exhibit 21.1
DIRECT AND INDIRECT SUBSIDIARIES OF
PLYMOUTH OPPORTUNITY REIT, INC.

Entity	Jurisdiction of Organization
Plymouth Opportunity OP LP	Delaware

Plymouth OP Limited, LLC	Delaware